EXHIBIT (N)(III)

                                 WT MUTUAL FUND
                    AMENDED AND RESTATED MULTIPLE CLASS PLAN
                             PURSUANT TO RULE 18F-3
                              (ROXBURY PORTFOLIOS)

I.       INTRODUCTION

         This Multiple Class Plan (this "Plan") has been adopted by a majority of the Board of Trustees of WT Mutual Fund (the "Fund"), including a majority of the Trustees who are not interested persons of the Fund as defined in the Investment Company Act of 1940 (the "non-interested Trustees"), pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), with respect to each series of the Fund listed on Schedule A attached hereto (each a "Portfolio" and together the "Portfolios").

         This Plan designates three classes of shares of each Portfolio and, in accordance with Rule 18f-3 under the Act, sets forth the differences between the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

         The Fund's Board of Trustees, including a majority of the non-interested Trustees, has determined that this Plan, including the allocation of expenses, is in the best interests of the Fund as a whole, each Portfolio and each class of shares offered by a Portfolio.

II.      ELEMENTS OF THE PLAN

         A. CLASS DESIGNATION: Each Portfolio's shares shall be divided into Class A, Class B and Class C. Each class of shares shall be available to all investors and will be sold by the Fund's principal underwriter for the Portfolios (the "Distributor")
                  and  by  banks,   securities  brokers  or  dealers  and  other
                  financial institutions that have entered into a selling agreement with the Distributor.
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                  1. CLASS A SHARES.  Class A shares shall be (i) offered at net asset value plus a front-end sales charge as approved from time to time by the Board of Trustees and set forth in the Portfolio's prospectus and (ii) subject to ongoing shareholder services fees as approved from time to time by the Board of Trustees and set forth in a Portfolio's prospectus. The front-end sales charge may be reduced or eliminated for larger purchases, under a combined purchase privilege, under a right of accumulation, under a letter of intent or for certain categories of purchasers as permitted by Rule 22d-1 of the Act
                  and  as  set  forth  in  a  Portfolio's  prospectus.   Certain
                  purchases of Class A shares that are not subject to a front-end sales charge shall be subject to a contingent deferred sales charge ("CDSC") as described in Section II(D).

                  2. CLASS B SHARES. Class B shares shall be (i) offered at net asset value, (ii) subject to a CDSC as described in Section II(D), (iii) subject to a distribution plan adopted pursuant to Rule 12b-1 under the Act and ongoing distribution fees and shareholder services fees as approved from time to time by the Board of Trustees and set forth in a Portfolio's prospectus, and (iv) converted to Class A shares eight years from the end of the calendar month in which the shareholder's order to purchase was accepted as set forth in a Portfolio's prospectus.

                  3. CLASS C SHARES. Class C shares shall be (i) offered at net asset value, (ii) subject to a CDSC as described in Section II(D), and (iii) subject to a distribution plan adopted pursuant to Rule 12b-1 under the Act and ongoing distribution fees and shareholder services fees approved from time to time by the Board of Trustees and set forth in a Portfolio's prospectus.

         B. DISTRIBUTION ARRANGEMENTS. Class B and Class C shares shall each be subject to a distribution plan adopted pursuant to Rule 12b-1 under the Act. Each distribution plan for Class B

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                  and Class C shares allows each  Portfolio to spend annually up to 0.75% of its average daily net assets attributable to its Class B or Class C shares to pay the Distributor for distribution activities and expenses primarily intended to result in the sale of Class B or Class C shares.

                  Class A shares shall not be subject to a distribution plan under Rule 12b-1 under the Act.

         C. SHAREHOLDER SERVICES: Other than any shareholder services that may be provided under a shareholder services plan for the Portfolios, the services offered to shareholders of Class A, Class B and Class C shares shall be the same.

         D. CONTINGENT DEFERRED SALES CHARGES. A CDSC shall be imposed upon redemptions of Class A shares that do not incur a front-end sales charge and of Class B Shares and Class C shares for the CDSC Period and rate as set forth below. For purposes of this plan, a CDSC Period is the period following the purchase of shares during which such shares may be assessed a CDSC upon redemption.

                  1. CLASS A SHARES. The CDSC Period for Class A shares that do not incur a front-end sales charge shall be twelve months. The CDSC rate for the Class A shares shall be as set forth in a Portfolio's prospectus, the relevant portions of which are incorporated herein by reference. No CDSC shall be imposed on Class A shares unless so provided in a Portfolio's prospectus.

                  2. CLASS B SHARES. The CDSC Period for Class B shares shall be six years. The CDSC rate for the Class B shares shall be as set forth in a Portfolio's prospectus, the relevant portions of which are incorporated herein by reference.

                  3. CLASS C SHARES. The CDSC Period for Class C shares shall be eighteen months. The CDSC rate for the Class C shares shall be as set forth in a Portfolio's prospectus, the relevant portions of which are incorporated herein by reference.
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                  4.  METHOD OF  CALCULATION.  The CDSC shall be  assessed in an amount that does not exceed a specified percentage of the net asset value or the offering price of the shares being redeemed at the time of purchase. No CDSC shall be assessed on shares derived from reinvestment of dividends or capital gains distributions. To satisfy a redemption request, shares that are not subject to a CDSC shall be redeemed first. Thereafter, shares will be redeemed on a first-in, first-out basis until sufficient shares are redeemed to satisfy the redemption request.

                  5. WAIVER. The Distributor may in its discretion waive a CDSC otherwise due upon a redemption of shares as disclosed in a Portfolio's prospectus or statement of additional information.

         E. EXPENSE ALLOCATION. All expenses of each Portfolio shall be allocated among each of the Classes in accordance with Rule 18f-3 under the Act, except that the fees and expenses incurred by a Portfolio under a distribution plan or shareholder services plan for any of its class shares shall be allocated to the class of shares subject to such plan and the following types of expenses specific to each class shall be allocated to such class:

                   o    transfer agency and other record keeping costs;

                   o    Securities   and  Exchange   Commission   and  blue  sky
                        registration or qualification fees;

                   o printing and postage expenses related to printing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class;

                   o audit or accounting fees or expenses relating solely to such class;
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                   o    the expenses of administrative personnel and services as
                        required to support the shareholders of such class;

                   o litigation or other legal expenses relating solely to such class;

                   o Trustees' fees and expenses incurred as a result of issues relating solely to such class; and o other expenses subsequently identified and determined to be properly allocated to such class.

         F.       EXCHANGE PRIVILEGES.

                  1. Class A shares may be exchanged for Class A shares of another Portfolio at their relative net asset value as set forth in the prospectuses of the Portfolios.

                  2. Class B shares may be exchanged for Class B shares of another Portfolio at their relative net asset value as set forth in the prospectuses of the Portfolios.

                  3. Class C shares may be exchanged for Class C shares of another Portfolio at their relative net asset value as set forth in the prospectuses of the Portfolios.

                  4. The CDSC payable upon redemption of Class A shares, Class B shares and Class C shares subject to a CDSC shall be computed in the manner described in a Portfolio's prospectus and statement of additional information.

         G.       CONVERSION OF CLASS B SHARE.

                  1. Shares purchased through the reinvestment of dividends and distributions paid on shares subject to conversion shall be treated as if held in a separate sub-account. Each time any shares in a shareholder's account (other than shares held in the sub-account) convert to Class A shares, a proportionate

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                  number of shares held in the sub-account shall also convert to
                  Class A shares.

                  2. All conversions shall be effected on the basis of the relative net asset values of the two classes without the imposition of any sales load or other charge.

                  3. If any Distribution Plan is adopted for the Class A shares pursuant to which distribution fees are paid with respect to Class A shares of a Portfolio, then no Class B shares shall convert into Class A shares of that Portfolio until the holders of Class B shares of that Portfolio have also approved the proposed Distribution Plan. If holders of such Class B shares do not approve the proposed Distribution Plan, the Trustees of the Fund and the Distributor shall take such action as is necessary to ensure that the Class B shares shall convert into another class identical in all material respects to Class A shares of the Portfolio as constituted prior to the adoption of the Distribution Plan.

                  4. If any amendment is proposed to the Shareholder Service Agreement where shareholder service fees are paid with respect to Class A shares of a Portfolio that would increase materially the amount to be borne by those Class A shares, then no Class B shares shall convert into Class A shares of that Portfolio until the holders of Class B shares of that Portfolio have also approved the proposed amendment. If holders of such Class B shares do not approve the proposed amendment, the Trustees of the Fund and the Distributor shall take such action as is necessary to ensure that the Class B shares shall convert into another class identical in all material respects to Class A shares of the Portfolio as constituted prior to the amendment.

         H.       VOTING AND OTHER RIGHTS.

                  Each Class of shares shall have (a) exclusive voting rights on any matter submitted to shareholders that relates solely to

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                  its  arrangements;  (b) separate  voting  rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (c) in all other respects, the same rights and obligation as the other class.

         I.       AMENDMENTS TO THE PLAN.

                  This Plan may not be materially amended to change of its provisions unless a majority of the Trustees of the Fund, including a majority of the Trustees who are not interested persons of the Fund within the meaning of the Act, shall find that the Plan, as proposed and including the expense allocations, is in the best interest of each Class individually and the Fund as a whole.

                                         WT  MUTUAL  FUND,   on  behalf  of  the
                                         portfolios   listed   on   Schedule   A
                                         attached hereto

                                         By:_____________________________
                                         Name:__________________________
                                         Title:___________________________

Dated:  August 17, 2000

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                                   SCHEDULE A
                          Roxbury Large Cap Growth Fund
                              Roxbury Mid Cap Fund
                       Roxbury Science and Technology Fund
                        Roxbury Socially Responsible Fund

Dated: August 17, 2000